UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

ADVANCED FLOWER CAPITAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

On August 14, 2025, Advanced Flower Capital Inc. (the “Company”, “AFC”, “we”, “us” and “our”) held a conference call discussing its financial and operating results for the second quarter ended June 30, 2025. During the call, Robyn Tannenbaum, President of AFC, made the following remarks regarding the proposed conversion of AFC from a mortgage real estate investment trust (“REIT”) to a business development company (“BDC”) subject to the requirements of the Investment Company Act of 1940, as amended.

“This morning we announced our intention to convert from a REIT, the current structure under which we operate, to a business development company, or BDC. This conversion, which is subject to shareholder approval on certain related matters, will enable AFC to originate and invest in a broader array of opportunities, which would include both real-estate and non-real estate covered assets. We believe the conversion, if approved, would be an important turning point for AFC. Given the capital-intensive nature of the cannabis industry, combined with the high cost of capital, many operators do not own real estate, which significantly limits the universe of cannabis operators AFC can lend to as a mortgage REIT.

As a BDC, the investment universe for AFC would expand, allowing the company to lend to operators without real estate coverage as well as to ancillary cannabis businesses with high growth potential. Moreover, should rescheduling occur at the federal level, we believe much of the inflow of new capital will go towards established operators. As most of these companies do not own real estate, the BDC conversion should better position AFC to capitalize on this sector tailwind. We also announced that our Board has approved an expanded investment mandate, effective immediately, that includes direct lending opportunities outside the cannabis industry. We believe that there are interesting credit opportunities in other private and public middle-market companies that can generate attractive risk adjusted returns. By broadening the opportunity set, AFC will be better positioned to diversify its exposure across industries and credit risk profiles.

The AFC investment team has over 30 years of experience in direct lending outside of cannabis, with over $10 billion of direct lending transactions executed, as well as 20 years experience managing and scaling BDCs. In short, we believe this is a positive step for the Company and for our shareholders going forward.

The proposed conversion is subject to, among other things, approval by AFC shareholders of a new investment advisory agreement with AFCM, that complies with the requirements of the Investment Company Act of 1940. Additional information will be available when we file our proxy with the SEC. If approved by AFC shareholders, and subject to additional required approvals by our Board, we anticipate that our conversion would occur in the first quarter of 2026.”

In addition, on August 14, 2025, AFC published a report discussing its financial and operating results for the second quarter ended June 30, 2025. In the report, AFC included the following information regarding the proposed conversion of AFC from a REIT to a BDC.

Advanced Flower Capital Inc. Announces Financial Results for the Second Quarter 2025

Second quarter 2025 GAAP net loss of $(13.2) million or $(0.60) per basic weighted average common share and Distributable Earnings1 of $3.4 million or $0.15 per basic weighted average common share Announces Intention to Convert from Mortgage REIT to BDC

WEST PALM BEACH, Fla., Aug. 14, 2025 (GLOBE NEWSWIRE) – Advanced Flower Capital Inc. (Nasdaq: AFCG) (“Advanced Flower Capital”, “AFC” or the “Company”) today announced its results for the quarter ended June 30, 2025.

[1]	Distributable Earnings is a non-GAAP financial measure. See the “Non-GAAP Metrics” section of this release for a reconciliation of GAAP Net Income to Distributable Earnings.

Proposed Conversion to BDC

AFC also announced today its intention to seek to convert from a commercial mortgage real estate investment trust (“REIT”) to a business development company (“BDC”), subject to shareholder approval of certain related matters. If approved, the conversion will enable the Company to pursue a broader array of investment opportunities, including both real estate- and non-real estate-related assets.

“The proposed conversion to a BDC marks an important milestone in AFC’s trajectory,” said Dan Neville, CEO, adding “Given the capital-intensive nature of the cannabis industry, combined with the high cost of capital, many operators do not own real estate, which significantly limits the universe of cannabis operators AFC can lend to as a mortgage REIT. Converting to a BDC would significantly expand our investable universe, allowing us to lend to ancillary cannabis businesses with high growth potential, as well as non-real estate covered, vertically integrated operators.”

AFC has historically targeted lending to vertically integrated cannabis companies with significant real estate holdings. Following the proposed conversion to a BDC, the Company would continue to operate under its recently expanded investment mandate that now includes direct lending opportunities outside of the cannabis industry. The Company believes there are attractive lending opportunities in other private and public middle-market companies that could generate attractive risk-adjusted returns. By expanding the investable universe, the Company will be positioned to diversify its exposure across industries and credit risk profiles, while maintaining its deal selectivity. The AFC investment team has over 30 years of experience in direct lending outside of the cannabis industry, 20 years operating BDCs and has completed over $10 billion of direct lending transactions.

The proposed conversion is subject to, among other things, approval by the Company’s shareholders of a new investment advisory agreement with its Manager that complies with the requirements of the Investment Company Act of 1940.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. Certain factors, including the ability of our Manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; the demand for cannabis cultivation and processing facilities and dispensaries; management’s current estimate of expected credit losses and current expected credit loss reserve and other factors could cause actual results and performance to differ materially from those projected in these forward-looking statements. More information on these risks and other potential factors that could affect our business and financial results is included in AFC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFC’s most recently filed periodic reports on Form 10-K, Form 10-Q and subsequent filings. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect AFC. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the proposed conversion of AFC from a REIT to a BDC (the “Conversion”), including seeking to obtain shareholder approval in connection with the proposals related thereto (collectively, the “Proposals”), the Company plans to file a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to the special meeting of shareholders of the Company (the “Special Meeting”) with the SEC and deliver it to the Company’s shareholders. The Proxy Statement will contain important information about the Company and matters related to the Conversion, including the Proposals up for approval at the Special Meeting. This communication is not a substitute for the Proxy Statement or for any other document that the Company or another party may file with the SEC and send to the Company’s shareholders in connection with the proposed Conversion. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND MATTERS RELATED TO THE CONVERSION, INCLUDING THE PROPOSALS BEING SUBMITTED TO SHAREHOLDERS OF THE COMPANY FOR CONSIDERATION AND APPROVAL AT THE SPECIAL MEETING. Investors and shareholders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov.

Participants in the Solicitation

The Company, its directors, certain of its executive officers and certain employees and officers of AFC Management, LLC (the “Manager”) and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals. Information about the directors and executive officers of the Company and the Manager is set forth in the Company’s proxy statement for its 2025 Annual Meeting of Shareholders, which was filed with the SEC on April 4, 2025. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the Proposals will be contained in the Proxy Statement when such document becomes available. This document may be obtained free of charge from the sources indicated above.

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